Exhibit 99.1

Contact:	Dan Cox or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $1.5 Million in Third Fiscal Quarter 2024

Vancouver, WA – January 25, 2024 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $1.5 million, or $0.07 per diluted share, in the third fiscal quarter ended December 31, 2023, compared to $2.5 million, or $0.12 per diluted share, in the second fiscal quarter ended September 30, 2023, and $5.2 million, or $0.24 per diluted share, in the third fiscal quarter a year ago.
In the first nine months of fiscal 2024, net income was $6.8 million, or $0.32 per diluted share, compared to $15.1 million, or $0.69 per diluted share, in the first nine months of fiscal 2023.
“We finished the third fiscal quarter of 2024 on solid footing, although the challenging interest rate environment continues to impact net interest income growth with higher interest expense on deposits and borrowings, which affected our operating performance,”  stated Dan Cox, Chief Operating Officer, Acting President and Chief Executive Officer. “Quarterly loan growth has moderated, as we remain selective with the loans we are putting on the balance sheet. Additionally, credit quality metrics remain very stable. We are going into the last quarter of our fiscal year with an abundance of caution, as we remain committed to protecting our liquidity and capital position.”
Third Quarter Highlights (at or for the period ended December 31, 2023)

•	Net income was $1.5 million, or $0.07 per diluted share.
•	Net interest income was $9.3 million for the quarter, compared to $9.9 million in the preceding quarter and $13.7 million in the third fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.49% for the quarter, compared to 2.63% in the preceding quarter and 3.48% for the year ago quarter.
•	Return on average assets was 0.37% and return on average equity was 3.75%.
•	Asset quality remained strong, with non-performing assets at $186,000, or 0.01% of total assets at December 31, 2023.
•	Riverview recorded no provision for credit losses during the current quarter, the preceding quarter, or during the year ago quarter.
•	The allowance for credit losses was $15.4 million, or 1.51% of total loans.
•	Total loans were $1.02 billion at December 31, 2023, September 30, 2023, and at December 31, 2022.
•	Total deposits were $1.22 billion, compared to $1.24 billion three months earlier and $1.37 billion a year earlier.
•
Riverview has approximately $263.0 million in available liquidity at December 31, 2023, including $137.8 million of borrowing capacity from Federal Home Loan Bank of Des Moines (“FHLB”) and $125.2 million from the Federal Reserve Bank of San Francisco (“FRB”). Riverview has access to but has yet to utilize the Federal Reserve Bank’s Bank Term Funding Program ("BTFP"). At December 31, 2023, the Bank had $157.1 million in outstanding FHLB borrowings.

•	The uninsured deposit ratio was 28.4% at December 31, 2023.
•	Total risk-based capital ratio was 16.67% and Tier 1 leverage ratio was 10.53%.
•	Paid a quarterly cash dividend during the quarter of $0.06 per share.

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

Income Statement Review
Riverview’s net interest income was $9.3 million in the current quarter, compared to $9.9 million in the preceding quarter, and $13.7 million in the third fiscal quarter a year ago. The decrease in net interest income compared to the prior quarter was driven primarily by an increase in interest expense on deposits and borrowings due to higher interest rates. In the first nine months of fiscal 2024, net interest income was $29.5 million, compared to $39.8 million in the first nine months of fiscal 2023.
Riverview’s NIM was 2.49% for the third quarter of fiscal 2024, a 14 basis-point decrease compared to 2.63% in the preceding quarter and a 99 basis-point decrease compared to 3.48% in the third quarter of fiscal 2023. “We experienced NIM contraction again during the current quarter, compared to the prior quarter and year ago quarter, as a result of increased interest expense due to higher rates on our deposit products and the interest expense related to our borrowings,” said David Lam, EVP and Chief Financial Officer. In the first nine months of fiscal 2024, the net interest margin was 2.64% compared to 3.30% in the same period a year earlier.
Investment securities totaled $429.1 million at December 31, 2023, compared to $430.0 million at September 30, 2023, and $458.9 million at December 31, 2022. The average securities balances for the quarters ended December 31, 2023, September 30, 2023, and December 31, 2022, were $458.0 million, $466.0 million, and $491.2 million, respectively. The weighted average yields on securities balances for those same periods were 2.01%, 2.00%, and 2.01%, respectively. The duration of the investment portfolio at December 31, 2023 was approximately 4.8 years. The anticipated investment cashflows over the next twelve months is approximately $50.5 million.
Riverview’s yield on loans improved to 4.56% during the third fiscal quarter, compared to 4.51% in the preceding quarter, and 4.50% in the third fiscal quarter a year ago. While loan yields improved during the current quarter, they remain under pressure due to the concentration of fixed-rate loans in the Company’s portfolio. Deposit costs increased to 0.68% during the third fiscal quarter compared to 0.59% in the preceding quarter, and 0.08% in the third fiscal quarter a year ago.
Non-interest income decreased to $3.1 million during the third fiscal quarter compared to $3.4 million in the preceding quarter and increased when compared to $3.0 million in the third fiscal quarter of 2023. The decrease during the current quarter, compared to the immediate prior quarter, was due to lower fees and service charges from a decrease in fintech referral partnership income. In the first nine months of fiscal 2024, non-interest income increased 5.7% to $9.7 million compared to $9.2 million in the same period a year ago.
Asset management fees were $1.3 million during the third fiscal quarter, which were unchanged compared to the preceding quarter, and an increase compared to $1.1 million in the third fiscal quarter a year ago. Riverview Trust Company’s assets under management were $942.4 million at December 31, 2023, compared to $875.7 million at September 30, 2023 and $855.9 million at December 31, 2022.
Non-interest expense was $10.6 million during the third quarter, compared to $10.1 million in the preceding quarter and $9.8 million in the third fiscal quarter a year ago. Salary and employee benefits were up during the current quarter compared to the preceding quarter, when salary and employee benefits were lower as a result of a one-time reversal of certain equity incentives. Occupancy and depreciation costs increased during the quarter due to updates and modernization of Riverview’s facilities. The efficiency ratio was 85.2% for the third fiscal quarter compared to 76.1% in the preceding quarter and 59.1% in the third fiscal quarter a year ago. Year-to-date, non-interest expense was $30.6 million compared to $29.4 million in the first nine months of fiscal 2023.
Return on average assets was 0.37% in the third quarter of fiscal 2024 compared to 0.62% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) were 3.75% and 4.57%, respectively, compared to 6.33% and 7.68%, respectively, for the prior quarter.
Riverview’s effective tax rate for the third quarter of fiscal 2024 was 20.6%, compared to 22.0% for the preceding quarter and 23.1% for the year ago quarter.

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

Balance Sheet Review
Total loans remained flat at $1.02 billion at December 31, 2023, compared to three months earlier and a year earlier. Riverview’s loan pipeline was $29.3 million at December 31, 2023, compared to $62.7 million at the end of the prior quarter. New loan originations during the quarter totaled $51.3 million, compared to $39.5 million in the preceding quarter and $28.9 million in the third quarter a year ago.
Undisbursed construction loans totaled $63.1 million at December 31, 2023, compared to $49.9 million at September 30, 2023, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $20.7 million at December 31, 2023, compared to $16.9 million at September 30, 2023. Revolving commercial business loan commitments totaled $50.4 million at December 31, 2023, compared to $62.2 million three months earlier. Utilization on these loans totaled 11.3% at December 31, 2023, compared to 23.4% at September 30, 2023. The weighted average rate on loan originations during the quarter was 7.14% compared to 7.06% in the preceding quarter.
The office building loan portfolio totaled $115.6 million at December 31, 2023 compared to $117.0 million at September 30, 2023. The average loan balance of this loan portfolio was $1.5 million and had an average loan-to-value ratio of 55.4% and an average debt service coverage ratio of 2.0x.
Total deposits decreased to $1.22 billion at December 31, 2023, compared to $1.24 billion at September 30, 2023, and $1.37 billion a year ago. The decrease during the current quarter was attributed to year end distributions, as well as customers using up deposit balances instead of borrowing due to the rate environment. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 51.1% at December 31, 2023, compared to 49.5% at September 30, 2023 and 54.8% at December 31, 2022.
FHLB advances were $157.1 million at December 31, 2023 and were comprised of overnight advances and a short-term borrowing. This compared to $143.2 million at September 30, 2023 and $32.3 million a year earlier. These FHLB advances were utilized to partially offset the decrease in deposit balances and to fund the increase in loans receivable. The BTFP was created by the Federal Reserve to support and make additional funding available to eligible depository institutions to help banks meet the needs of their depositors. Riverview has registered and is eligible to utilize the BTFP. Riverview does not intend to utilize the BTFP, but could do so should the need arise.
Shareholders’ equity was $158.5 million at December 31, 2023, compared to $152.0 million three months earlier and one year earlier. Tangible book value per share (non-GAAP) was $6.21 at December 31, 2023, compared to $5.90 at September 30, 2023, and $5.79 at December 31, 2022. Riverview paid a quarterly cash dividend of $0.06 per share on January 16, 2024, to shareholders of record on January 5, 2024.
Credit Quality
In accordance with changes in generally accepted accounting principles, Riverview adopted the new credit loss accounting standard known as Current Expected Credit Loss (“CECL”) on April 1, 2023. Under CECL, the ACL is based on expected credit losses rather than on incurred losses. Adoption of CECL, which includes the ACL and allowance for unfunded loan commitments, resulted in a cumulative effect after-tax adjustment to stockholders’ equity as of April 1, 2023, of $53,000, which had no impact on earnings.
Asset quality remained stable, with non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP), at $186,000 or 0.02% of total loans as of December 31, 2023, compared to $198,000, or 0.02% of total loans at September 30, 2023, and $236,000, or 0.02% of total loans at December 31, 2022. There were no non-performing government guaranteed loans at December 31, 2023 or at September 30, 2023. At December 31, 2022, including government guaranteed loans, non-performing assets were $12.6 million, or 0.79% of total

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

assets. Previously, there were non-performing government guaranteed loans where payments had been delayed due to the servicing transfer of these loans between two third-party servicers and the service transfer has been completed.
Riverview recorded net loan recoveries of $15,000 during the third fiscal quarter. This compared to net loan recoveries of $3,000 for the preceding quarter. Riverview recorded no provision for credit losses for the third fiscal quarter, or for the preceding quarter.
Classified assets decreased to $215,000 at December 31, 2023, compared to $1.1 million at September 30, 2023 and $6.2 million at December 31, 2022. The classified asset to total capital ratio was 0.1% at December 31, 2023, compared to 0.6% at September 30, 2023 and 3.5% a year earlier. Criticized assets increased to $37.2 million at December 31, 2023, compared to $35.1 million at September 30, 2023 and $3.5 million at December 31, 2022. The increase in criticized assets during the current quarter was mainly due to one relationship downgrade that had plans in place to payoff outstanding loans or meet certain loan covenants, which was partially offset by some existing criticized loan payoffs. The Company does not believe this is a systemic credit issue.
The allowance for credit losses was $15.4 million at December 31, 2023, compared to $15.3 million at September 30, 2023, and $14.6 million one year earlier. The allowance for credit losses represented 1.51% of total loans at December 31, 2023 and at September 30, 2023, compared to 1.43% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.59% at December 31, 2023, compared to 1.60% at September 30, 2023, and 1.52% a year earlier.

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.67% and a Tier 1 leverage ratio of 10.53% at December 31, 2023. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.39% at December 31, 2023.

Stock Repurchase Program
In November 2022, Riverview announced that its Board of Directors authorized the repurchase of up to $2.5 million of the Company’s outstanding shares in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on November 28, 2022, and continuing until the earlier of the completion of the repurchase or May 28, 2023, depending upon market conditions. During the first fiscal quarter of fiscal year 2024, the Company repurchased 109,162 shares at an average price of $5.29 per share. As of May 5, 2023, Riverview had completed the full $2.5 million authorized, repurchasing 394,334 shares at an average price of $6.34 per share.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022	March 31, 2023

Shareholders' equity (GAAP)	$158,472	$152,039	$152,025	$155,239
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(298)	(325)	(408)	(379)
Tangible shareholders' equity (non-GAAP)	$131,098	$124,638	$124,541	$127,784

Total assets (GAAP)	$1,590,623	$1,583,733	$1,598,734	$1,589,712
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(298)	(325)	(408)	(379)
Tangible assets (non-GAAP)	$1,563,249	$1,556,332	$1,571,250	$1,562,257

Shareholders' equity to total assets (GAAP)	9.96%	9.60%	9.51%	9.77%

Tangible common equity to tangible assets (non-GAAP)	8.39%	8.01%	7.93%	8.18%

Shares outstanding	21,111,043	21,125,889	21,496,335	22,221,960

Book value per share (GAAP)	$7.51	$7.20	$7.07	$7.32

Tangible book value per share (non-GAAP)	$6.21	$5.90	$5.79	$6.02

Pre-tax, pre-provision income
	Three Months Ended			Nine Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net income (GAAP)	$1,452	$2,472	$5,240	$6,767	$15,086
Include: Provision for income taxes	377	697	1,575	1,897	4,508
Include: Provision for credit losses	-	-	-	-	-
Pre-tax, pre-provision income (non-GAAP)	$1,829	$3,169	$6,815	$8,664	$19,594

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022	March 31, 2023

Allowance for credit losses	$15,361	$15,346	$14,558	$15,309

Loans receivable (GAAP)	$1,018,199	$1,015,625	$1,016,513	$1,008,856
Exclude: Government Guaranteed loans	(51,809)	(53,572)	(57,102)	(55,488)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$966,390	$962,053	$959,411	$953,368

Allowance for credit losses to loans receivable (GAAP)	1.51%	1.51%	1.43%	1.52%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.59%	1.60%	1.52%	1.61%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022

Non-performing loans (GAAP)	$186	$198	$12,613
Less: Non-performing Government Guaranteed loans	-	-	(12,377)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$186	$198	$236

Non-performing loans to total loans (GAAP)	0.02%	0.02%	1.24%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.02%	0.02%	0.02%

Non-performing loans to total assets (GAAP)	0.01%	0.01%	0.79%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.01%	0.01%

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.59 billion at December 31, 2023, it is the parent company of the 100-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 10 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	March 31, 2023
ASSETS

Cash (including interest-earning accounts of $23,717, $18,147,	$37,553	$30,853	$24,337	$22,044
$8,897 and $10,397)
Certificate of deposits held for investment	-	-	249	249
Investment securities:
Available for sale, at estimated fair value	196,461	193,984	211,706	211,499
Held to maturity, at amortized cost	232,659	236,018	247,147	243,843
Loans receivable (net of allowance for credit losses of $15,361,
$15,346, $14,558, and $15,309)	1,002,838	1,000,279	1,001,955	993,547
Prepaid expenses and other assets	14,486	14,481	12,546	15,950
Accrued interest receivable	5,248	4,882	5,727	4,790
Federal Home Loan Bank stock, at cost	8,026	7,643	3,309	6,867
Premises and equipment, net	22,270	22,707	20,220	20,119
Financing lease right-of-use assets	1,221	1,240	1,298	1,278
Deferred income taxes, net	10,033	12,002	11,166	10,286
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	298	325	408	379
Bank owned life insurance	32,454	32,243	31,590	31,785

TOTAL ASSETS	$1,590,623	$1,583,733	$1,598,734	$1,589,712

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,218,892	$1,239,766	$1,365,997	$1,265,217
Accrued expenses and other liabilities	26,740	18,735	18,966	15,730
Advance payments by borrowers for taxes and insurance	299	878	343	625
Junior subordinated debentures	26,982	26,961	26,896	26,918
Federal Home Loan Bank advances	157,054	143,154	32,264	123,754
Finance lease liability	2,184	2,200	2,243	2,229
Total liabilities	1,432,151	1,431,694	1,446,709	1,434,473

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2023 – 21,111,043 issued and outstanding;
September 30, 2023 – 21,125,889 issued and outstanding;	211	211	214	212
December 31, 2022 – 21,496,335 issued and outstanding;
March 31, 2023 – 21,221,960 issued and outstanding;
Additional paid-in capital	54,982	54,963	57,252	55,511
Retained earnings	120,734	120,556	116,117	117,826
Accumulated other comprehensive loss	(17,455)	(23,691)	(21,558)	(18,310)
Total shareholders’ equity	158,472	152,039	152,025	155,239

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,590,623	$1,583,733	$1,598,734	$1,589,712

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
INTEREST INCOME:
Interest and fees on loans receivable	$11,645	$11,433	$11,531	$34,288	$33,496
Interest on investment securities - taxable	2,231	2,261	2,397	6,826	6,403
Interest on investment securities - nontaxable	65	65	66	196	197
Other interest and dividends	331	276	449	954	1,629
Total interest and dividend income	14,272	14,035	14,443	42,264	41,725

INTEREST EXPENSE:
Interest on deposits	2,059	1,832	289	5,264	897
Interest on borrowings	2,889	2,352	454	7,466	1,036
Total interest expense	4,948	4,184	743	12,730	1,933
Net interest income	9,324	9,851	13,700	29,534	39,792
Provision for credit losses	-	-	-	-	-

Net interest income after provision for credit losses	9,324	9,851	13,700	29,534	39,792

NON-INTEREST INCOME:
Fees and service charges	1,533	1,738	1,502	4,871	4,903
Asset management fees	1,266	1,273	1,137	3,920	3,459
Bank owned life insurance ("BOLI")	211	258	194	669	626
Other, net	46	138	130	288	235
Total non-interest income, net	3,056	3,407	2,963	9,748	9,223

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,091	5,845	5,982	17,979	17,819
Occupancy and depreciation	1,698	1,649	1,536	4,930	4,600
Data processing	712	710	705	2,096	2,184
Amortization of core deposit intangible	27	27	29	81	87
Advertising and marketing	282	355	202	950	694
FDIC insurance premium	178	175	116	530	351
State and local taxes	355	233	225	814	634
Telecommunications	56	52	48	161	153
Professional fees	353	265	343	961	924
Other	799	778	662	2,116	1,975
Total non-interest expense	10,551	10,089	9,848	30,618	29,421

INCOME BEFORE INCOME TAXES	1,829	3,169	6,815	8,664	19,594
PROVISION FOR INCOME TAXES	377	697	1,575	1,897	4,508
NET INCOME	$1,452	$2,472	$5,240	$6,767	$15,086

Earnings per common share:
Basic	$0.07	$0.12	$0.24	$0.32	$0.69
Diluted	$0.07	$0.12	$0.24	$0.32	$0.69
Weighted average number of common shares outstanding:
Basic	21,113,464	21,190,987	21,504,903	21,146,888	21,717,959
Diluted	21,113,464	21,191,309	21,513,617	21,148,679	21,726,552

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
AVERAGE BALANCES
Average interest–earning assets	$1,494,341	$1,492,805	$1,564,143	$1,494,443	$1,605,166
Average interest-bearing liabilities	1,028,817	1,022,044	986,198	1,021,532	1,023,944
Net average earning assets	465,524	470,761	577,945	472,911	581,222
Average loans	1,015,741	1,008,363	1,017,214	1,008,429	1,005,104
Average deposits	1,209,524	1,245,382	1,445,049	1,235,032	1,488,404
Average equity	153,901	155,443	150,106	155,264	153,945
Average tangible equity (non-GAAP)	126,511	128,026	122,606	127,847	126,417

ASSET QUALITY	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022

Non-performing loans	$186	$198	$12,613
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	186	198	236
Non-performing loans to total loans	0.02%	0.02%	1.24%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.02%	0.02%	0.02%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$186	$198	$12,613
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	186	198	236
Non-performing assets to total assets	0.01%	0.01%	0.79%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.01%	0.01%
Net loan charge-offs (recoveries) in the quarter	$(15)	$(3)	$(6)
Net charge-offs (recoveries) in the quarter/average net loans	(0.01)%	0.00%	0.00%

Allowance for credit losses	$15,361	$15,346	$14,558
Average interest-earning assets to average
interest-bearing liabilities	145.25%	146.06%	158.60%
Allowance for credit losses to
non-performing loans	8258.60%	7750.51%	115.42%
Allowance for credit losses to total loans	1.51%	1.51%	1.43%
Shareholders’ equity to assets	9.96%	9.60%	9.51%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.67%	16.91%	16.71%
Tier 1 capital (to risk weighted assets)	15.42%	15.66%	15.46%
Common equity tier 1 (to risk weighted assets)	15.42%	15.66%	15.46%
Tier 1 capital (to average tangible assets)	10.53%	10.74%	10.10%
Tangible common equity (to average tangible assets) (non-GAAP)	8.39%	8.01%	7.93%

DEPOSIT MIX	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	March 31, 2023

Interest checking	$272,019	$237,789	$277,101	$254,522
Regular savings	199,911	222,578	290,137	255,147
Money market deposit accounts	225,727	249,580	240,849	221,778
Non-interest checking	350,744	375,780	471,776	404,937
Certificates of deposit	170,491	154,039	86,134	128,833
Total deposits	$1,218,892	$1,239,766	$1,365,997	$1,265,217

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
December 31, 2023	(Dollars in thousands)
Commercial business	$229,249	$-	$-	$229,249
Commercial construction	-	-	26,396	26,396
Office buildings	-	115,645	-	115,645
Warehouse/industrial	-	107,966	-	107,966
Retail/shopping centers/strip malls	-	90,389	-	90,389
Assisted living facilities	-	382	-	382
Single purpose facilities	-	258,693	-	258,693
Land	-	8,690	-	8,690
Multi-family	-	67,017	-	67,017
One-to-four family construction	-	-	15,771	15,771
Total	$229,249	$648,782	$42,167	$920,198

March 31, 2023
Commercial business	$232,868	$-	$-	$232,868
Commercial construction	-	-	29,565	29,565
Office buildings	-	117,045	-	117,045
Warehouse/industrial	-	106,693	-	106,693
Retail/shopping centers/strip malls	-	82,700	-	82,700
Assisted living facilities	-	396	-	396
Single purpose facilities	-	257,662	-	257,662
Land	-	6,437	-	6,437
Multi-family	-	55,836	-	55,836
One-to-four family construction	-	-	18,197	18,197
Total	$232,868	$626,769	$47,762	$907,399

LOAN MIX	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	March 31, 2023
Commercial and construction	(Dollars in thousands)
Commercial business	$229,249	$242,041	$238,740	$232,868
Other real estate mortgage	648,782	624,606	623,818	626,769
Real estate construction	42,167	50,785	51,153	47,762
Total commercial and construction	920,198	917,432	913,711	907,399
Consumer
Real estate one-to-four family	96,266	96,351	101,122	99,673
Other installment	1,735	1,842	1,680	1,784
Total consumer	98,001	98,193	102,802	101,457

Total loans	1,018,199	1,015,625	1,016,513	1,008,856

Less:
Allowance for credit losses	15,361	15,346	14,558	15,309
Loans receivable, net	$1,002,838	$1,000,279	$1,001,955	$993,547

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Total
December 31, 2023	(Dollars in thousands)
Commercial business	$63	$63
Commercial real estate	85	85
Consumer	38	38
Total non-performing assets	$186	$186

RVSB Third Quarter Fiscal 2024 Results
January 25, 2024

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2023	Sept. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022

Efficiency ratio (4)	85.23%	76.10%	59.10%	77.94%	60.02%
Coverage ratio (6)	88.37%	97.64%	139.11%	96.46%	135.25%
Return on average assets (1)	0.37%	0.62%	1.27%	0.57%	1.19%
Return on average equity (1)	3.75%	6.33%	13.85%	5.80%	13.01%
Return on average tangible equity (1) (non-GAAP)	4.57%	7.68%	16.96%	7.04%	15.84%

NET INTEREST SPREAD
Yield on loans	4.56%	4.51%	4.50%	4.53%	4.42%
Yield on investment securities	2.01%	2.00%	2.01%	2.02%	1.89%
Total yield on interest-earning assets	3.81%	3.75%	3.67%	3.77%	3.46%

Cost of interest-bearing deposits	0.98%	0.85%	0.12%	0.82%	0.12%
Cost of FHLB advances and other borrowings	5.83%	5.84%	5.88%	5.77%	4.64%
Total cost of interest-bearing liabilities	1.91%	1.63%	0.30%	1.66%	0.25%

Spread (7)	1.90%	2.12%	3.37%	2.11%	3.21%
Net interest margin	2.49%	2.63%	3.48%	2.64%	3.30%

PER SHARE DATA
Basic earnings per share (2)	$0.07	$0.12	$0.24	$0.32	$0.69
Diluted earnings per share (3)	0.07	0.12	0.24	0.32	0.69
Book value per share (5)	7.51	7.20	7.07	7.51	7.07
Tangible book value per share (5) (non-GAAP)	6.21	5.90	5.79	6.21	5.79
Market price per share:
High for the period	$6.48	$5.97	$7.96	$6.48	$7.96
Low for the period	5.35	5.04	6.25	4.17	6.09
Close for period end	6.40	5.56	7.68	6.40	7.68
Cash dividends declared per share	0.0600	0.0600	0.0600	0.1800	0.1800

Average number of shares outstanding:
Basic (2)	21,113,464	21,190,987	21,504,903	21,146,888	21,717,959
Diluted (3)	21,113,464	21,191,309	21,513,617	21,148,679	21,726,552

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.